                                                                      EXHIBIT 99

         Baylake Corp.'s financial results for the quarter and year ended December 31, 2000

         Baylake Corp. reported net income of $6.7 million or $.90 per share for the year ended December 31, 2000, as compared to $6.9 million or $.94 per share for the year ended December 31, 1999. The decline in net income was primarily due to increased non-interest expense and income tax expense offset to a lesser amount by increased net interest income and other non-interest income.

         During the year ended December 31, 2000, net interest income increased $759,000 to $23.9 million due primarily to average interest-earning assets increasing by $86.7 million. The increase in average interest-earning assets primarily reflected substantial growth in loan originations during the year. Net interest margin decreased by 47 basis points to 3.88% during 2000, the result of higher cost of funding from deposits and other wholesale funding such as federal funds purchased and loans from the Federal Home Loan Bank.

         For the year ended December 31, 2000, non-interest income increased by $129,000 to $4.7 million. The increase was primarily attributable to increased fees on various services to customers totaling $187,000 and increased income from a data services subsidiary totaling $108,000 offset by a decrease in other recoveries totaling $104,000.

         For the year ended December 31, 2000, non-interest expense increased $1.2 million over the preceding year. Personnel and benefit expense increased approximately $660,000 due to additional staffing and normal salary increases. Occupancy and equipment expense increased $372,000 due to expansion in existing markets and costs related to the modernization of various facilities. Data processing expenses increased $38,000 and advertising and marketing expenses increased $196,000, a result of expansion efforts and increased customer volume.

         For the year ended December 31, 2000, income tax expense increased $178,000, the result of increased taxable income.

         Baylake Corp. reported net income of $1.7 million for the three months ended December 31, 2000, as compared to $2.0 million for the same period in the prior year. The decrease in net income resulted primarily from an increase in non-interest expense and income tax expense offset to a lesser degree by an increase in net interest income and non-interest income.

         Net interest income for the three months ended December 31, 2000 was $6.0 million compared to $5.9 million for the same period a year earlier. Net interest income increased as a result of average earning assets increasing $112.2 million, offset by a decrease in net interest margin by 63 basis points to 3.66%.

         Non-interest income for the three months ended December 31, 2000 increased by $69,000 to $1.4 million primarily due to increased income from our data services subsidiary.

         For the three months ended December 31, 2000, non-interest expense increased $557,000 from the three months ended December 31, 1999 to $5.0 million. Expenses from the operation of other real estate owned increased $174,000. Other operating expense increased $315,000, a result of increased advertising, supplies, community reinvestment expenses and other miscellaneous expenses stemming from our expansion efforts.

         For the three months ended December 31, 2000, income tax expense increased $76,000 to $574,000, the result of increased taxable income.

         During 2000, total assets for Baylake Corp. increased 19.4% to $771.8 million at December 31, 2000 when compared to total assets of $646.3 million at December 31, 1999. Total loans increased 24.3% during 2000 to $555.5 million at December 31, 2000, while deposits during the year increased 9.8% to $553.3 million. Total shareholders' equity increased 15.0% during 2000 to $53.1 million at December 31, 2000 as compared with $46.2 million at December 31, 1999.

         For the quarter ended December 31, 2000, total assets increased 3.7%, total loans increased 4.3%, total deposits increased 1.0% and total shareholders' equity increased 5.7% when compared to balances at September 30, 2000.

         The provision for loan losses decreased $305,000 to $545,000 for the year ended December 31, 2000, as compared to the prior year, and the allowance decreased $605,000 to $7.6 million during the period. The ratio of allowance for loan losses to total loans was 1.26% at December 31, 2000 compared to 1.70% at December 31, 1999. Non-performing loans totaled $13.0 million and $12.5 million at December 31, 2000 and December 31, 1999, respectively. The ratio of allowance for loan losses to non-performing loans was 53.7% and 60.7% at December 31, 2000 and December 31, 1999, respectively. The increase in non-performing loans was due primarily to seven commercial real estate credits which became non-performing during the year. Baylake Corp. believes that these credits do not present a significant risk of loss to the company based on the value of the collateral securing the loans, the loan-to-value ratio and the specific reserve applied to such loans.

         The provision for loan losses for the three months ended December 31, 2000 and 1999 was $215,000 and $312,000, respectively. Non-performing loans at December 31, 2000 increased $638,000 from September 30, 2000 primarily resulting from seven commercial real estate credits totaling $1.2 million that had moved to non-accrual status during the quarter. Despite their status as non-accrual, Baylake Corp. believes that these loans are well secured and does not expect any significant risk of loss with respect to these loans. Foreclosed assets, net, at December 31, 2000 increased $313,000 from September 30, 2000 primarily as the result of the acquisition of one residential real estate property totaling $365,000 by deed in lieu of foreclosure. This residential property secured one commercial real estate loan on non-accrual status, and the eventual sale of the asset will provide additional benefit in the effort to minimize any risk of loss to the company.

         During the fourth quarter, Baylake Corp. charged off net loans of $1.3 million as a result of further collateral evaluation. These charged-off loans had previously been identified as loans having an assessment of loss potential, but an updated consideration of collateral at year end prompted the action resulting in additional charge-offs for the fourth quarter. As a result of charge-offs taken in the fourth quarter, the ratio of allowance for loan losses to non-performing loans declined from 65.5% at September 30, 2000 to 53.7% at December 31, 2000. The addition of the seven commercial real estate credits totaling $1.2 million also contributed to the declining loan loss coverage ratio during the fourth quarter. Despite the charge-offs taken during the

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fourth quarter of 2000 and the increase in non-performing assets, Baylake Corp.
believes the balance of the allowance for loan loss at December 31, 2000 is presently sufficient to absorb loan losses inherent in the portfolio, although future adjustments to the allowance may be necessary based on changes in economic conditions and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.

         Capital resources for the three-month period ended December 31, 2000 remained relatively unchanged from the nine-month period ended September 30, 2000. Although liquidity resources tightened in the fourth quarter, Baylake Corp. anticipates that it will have sufficient funds available to meet the commitments outstanding at December 31, 2000. At December 31, 2000, Baylake Corp. had $60.4 million of established lines of credit with nonaffiliated banks, of which $35.0 million was outstanding at December 31, 2000.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 25 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

         This news release may contain forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

         Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. The most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including the its Form 10-Q for the quarter ended September 30, 2000, as amended, and Form 10-K for the year ended December 31, 1999, describe some factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company's business and operations. Other factors include changes in business and economic conditions, competition, fiscal and monetary policies and legislation.

         Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries
SUMMARY FINANCIAL DATA


The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated. The selected consolidated financial and other data at September 30, 2000 and at and for the twelve months ended December 31, 2000 has not been audited but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered. In addition, the selected consolidated financial and other data at and for the twelve months ended December 31, 2000 is subject to possible adjustment as a result of the year end audit of such financial statements.


                                                                           AT                  AT                 AT
                                                                       DECEMBER 31,        SEPTEMBER 30,      DECEMBER 31,
                                                                          2000                 2000             1999
                                                                       ------------        -------------      ------------
                                                                                      (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):
Total assets.................................................           $ 771,827            $743,979         $ 646,310
Investment securities(1).....................................             159,465             147,954           145,080
Total loans..................................................             555,466             532,319           447,019
Total deposits...............................................             553,254             547,717           504,074
Borrowings(2)................................................             150,289             130,966            89,231
Notes payable and subordinated debt..........................               7,911               8,011               264
Total shareholders' equity...................................              53,127              50,267            46,210
Non-performing loans, net of discount(3)(4) .................              13,048              12,410            12,544
Non-performing assets, net of discount(3)(4).................              13,924              12,973            12,615


                                                                           AS OF AND FOR THE             AS OF AND FOR THE
                                                                             THREE MONTHS                   TWELVE MONTHS
                                                                           ENDED DECEMBER 31,             ENDED DECEMBER 31,
                                                                      --------------------------      --------------------------
                                                                         2000            1999            2000            1999
                                                                      ----------      ----------      ----------      ----------
                                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED INCOME DATA:
Total interest income ...........................................     $   15,028      $   12,077      $   56,045      $   46,467
Total interest expense ..........................................          9,013           6,191          32,099          23,280
                                                                      ----------      ----------      ----------      ----------
Net interest income .............................................          6,015           5,886          23,946          23,187
Provision for loan losses .......................................            215             312             545             850
                                                                      ----------      ----------      ----------      ----------
Net interest income after provision for loan losses .............          5,800           5,574          23,401          22,327
Total non-interest income .......................................          1,378           1,309           4,685           4,556
Total non-interest expense ......................................          4,951           4,394          18,599          17,370
                                                                      ----------      ----------      ----------      ----------
Income before income tax ........................................          2,227           2,489           9,487           9,523
Income tax provision ............................................            537             498           2,778           2,600
                                                                      ----------      ----------      ----------      ----------
Net income ......................................................     $    1,653      $    1,991      $    6,709      $    6,923
                                                                      ==========      ==========      ==========      ==========

PER SHARE DATA:(5)
Net income per share (basic) ....................................     $     0.22      $     0.27      $     0.90      $     0.94
Net income per share (diluted) ..................................           0.22            0.23            0.88            0.90
Cash dividends per common share .................................           0.11            0.10            0.41            0.37
Book value per share ............................................           7.14            6.21            7.14            6.21

PERFORMANCE RATIOS:(6)
Return on average total assets ..................................           0.88%           1.24%           0.95%           1.12%
Return on average total shareholders' equity ....................          12.83           17.56           13.84           15.07
Net interest margin(7) ..........................................           3.66            4.29            3.88            4.35
Net interest spread(7) ..........................................           3.10            3.83            3.37            3.89
Non-interest income to average assets ...........................           0.74            0.82            0.66            0.74
Non-interest expense to average assets ..........................           2.66            2.75            2.64            2.82
Net overhead ratio(8) ...........................................           1.92            1.93            1.98            2.08
Average loan-to-average deposit ratio ...........................          96.71           87.31           99.86           85.54
Average interest-earning assets to average interest-bearing
   liabilities...................................................         110.88          110.13          110.31          111.14

ASSET QUALITY RATIOS:(3)(4)(6)
Non-performing loans to total loans .............................           2.35%           2.80%           2.35%           2.80%
Allowance for loan losses to:
     Total loans ................................................           1.26            1.70            1.26            1.70
     Non-performing loans .......................................          53.69           60.67           53.69           60.67
Net charge-offs to average loans ................................           0.99            0.63            0.23            0.80
Non-performing assets to total assets ...........................           1.80            1.95            1.80            1.95


CAPITAL RATIOS:(6)(9)
Shareholders' equity to assets ..................................           6.88%           7.15%           6.88%           7.15%
Tier 1 risk-based capital .......................................           7.80            8.81            7.80            8.81
Total risk-based capital ........................................           8.97           10.07            8.97           10.07
Leverage ratio ..................................................           6.33            6.79            6.33            6.79

RATIO OF EARNINGS TO FIXED CHARGES:(10)
Including deposit interest ......................................           1.25x           1.40x           1.30x           1.41x
Excluding deposit interest ......................................           1.88            3.06            2.11            3.55

OTHER DATA AT END OF PERIOD:
Number of bank subsidiaries .....................................              1               1               1               1
Number of banking facilities ....................................             25              23              25              23

----------

(1) Includes securities classified as held-to-maturity and available for sale.

(2) Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

(3) Non-performing loans consist of non-accrual loans, guaranteed loans 90 days or more past due but still accruing interest and restructured loans. Non-performing assets consist of non-performing loans and other real estate owned.

(4) The increase in non-performing assets during the twelve months ended December 31, 2000 was due, in part, to an increase in various foreclosed properties taken into other real estate for purposes of liquidation and an increase in non-accrual loans, a result of several commercial real estate loans experiencing cashflow problems.

(5) Earnings and dividends per share are based on the weighted average number of shares outstanding for the period. All per share data has been adjusted to reflect a 2 for 1 stock dividend paid on November 15, 1999.

(6) With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

(7) Net interest margin represents net interest income as a percentage of average interest-earning assets, and net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8) Net overhead ratio represents the difference between noninterest expense and noninterest income, divided by average assets.

(9)      The capital ratios are presented on a consolidated basis.

(10) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense.